Exhibit 99.1
Warren Ligan or Cindy Klimstra
Investor Relations
1-408-576-7722
investor_relations@flextronics.com
Renee Brotherton
Vice President, Corporate Communications
1-408-576-7189
renee.brotherton@flextronics.com
Flextronics Board of Directors Elects New Member
SINGAPORE, April 15, 2009— Flextronics (NASDAQ: FLEX) today announced that William D. Watkins, former chief executive officer of Seagate Technology has joined the Company’s Board of Directors effective Tuesday, April 14. Mr. Watkins has also been named as a member of the Flextronics Audit Committee.
“Bill is a highly seasoned executive with significant technology experience that spans the enterprise, desktop, mobile computing, and consumer electronics industries. Bill’s operational expertise will also prove highly valuable to our organization,” said Mike McNamara, chief executive officer of Flextronics. “We believe Bill’s deep knowledge base will further strengthen our leadership team and we are very pleased to welcome Bill to the Board.”
Mr. Watkins currently serves as a board member for Vertical Circuits Inc. and Maxim Integrated Products Inc., a position he has held since August 2008.
Flextronics also announced that Ambassador Rockwell A. Schnabel will retire from the Board prior to the Company’s 2009 Annual General Meeting. McNamara continued, “Rockwell is highly respected for his contributions to various government and financial institutions, and we have been honored to have him on our Board. We appreciate the wealth of insight he has provided, and on behalf of the Board, I wish him all the best in his new endeavor.”
About Flextronics
Headquartered in Singapore (Singapore Reg. No. 199002645H), Flextronics is a leading Electronics Manufacturing Services (EMS) provider focused on delivering complete design, engineering and manufacturing services to automotive, computing, consumer digital, industrial, infrastructure, medical and mobile OEMs. Flextronics helps customers design, build, ship, and service electronics products through a network of facilities in 30 countries on four continents. This global presence provides design and engineering solutions that are combined with core electronics manufacturing and logistics services, and vertically integrated with components technologies, to optimize customer operations by lowering costs and reducing time to market. For more information, please visit www.flextronics.com.
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